Exhibit 10.1

SETTLEMENT AGREEMENT

SARA LEE INTERNATIONAL B.V., a private company with limited liability, having its office at (3532 AD) Utrecht at Vleutensevaart 100, the Netherlands, and SARA LEE CORPORATION, a US based company, having its office at 3500 Lacey Road, Downers Grove, IL 60515 , hereinafter jointly and individually referred to as “Employer”,

And

Mr. Frank van Oers, residing in The Netherlands [address on file with Employer], referred to below as “Employee”,

WHEREAS:

a.	Employee entered the service of the Sara Lee Group of Companies on 15 January 1996 and currently holds the position of CEO International Beverage & Bakery of Employer with an annual base salary that currently amounts to €392.000,— gross, excluding AIP bonus, LTI and pension; Employer confirms that due to the upcoming Spin-Off (“Project Kramer”) the position of CEO International Beverage & Bakery of Employer will change in such a way that Employer desires to appoint a new incumbent to that role;

b.	Employer and Employee agree to continue employment until the end of FY 12, therefore up to and including 30 June 2012 ;

c.	Employee agrees that, as a result of this situation, his employment contract with Employer (the “Employment Contract”) will terminate by mutual consent, effective 30 June 2012 or effective any earlier date as Employee accepts consecutive employment elsewhere (the “Termination Date”);

d.	Employee is in no manner to blame for the decision to terminate the Employment Contract, Employer has taken the initiative to terminate the Employment Contract;

e.	Parties thereto have decided to amicably settle this matter and legal relations in respect of the employment of Employee with Employer as set out in this Settlement Agreement between them on the basis of the following terms and conditions;

HEREBY AGREE AS FOLLOWS:

1.	The Employment Contract will terminate by mutual consent effective the Termination Date.

2.	Employer shall pay Employee a severance in the amount of €2.011.920 gross (the “Severance”). Payment of the Severance will be made within 1 month after the Termination Date in accordance with Employee’s instructions, provided that such instructions comply with fiscal laws and do not result in additional costs for Employer.

3.	Employee will be entitled to a payment of a gross AIP bonus over FY 2011 and a gross AIP bonus over FY 2012. The AIP bonus over FY 2011 has been calculated already and will be paid out in September 2011. The AIP bonus over FY 2012 will be calculated taking into account the AIP target level of 130% of Employee’s annual base salary as per item a. Payment of the AIP bonus over FY 2012 will be within 1 month after the Termination Date.

4.	All existing LTI of Employee will be treated as per the agreed Addendum to this Settlement Agreement with attached “Exhibit A”.

5.	Payment of Employee’s salary and emoluments (including pension) will continue in the customary manner until the Termination Date.

6.	Employee shall be exempted from the duty to carry out any work for Employer as from 1 December 2011 Employee shall resign as Managing Director of Employer as of that date, whilst parties acknowledge that the Employment contract will continue until the Termination Date. Employer shall take care of the proper registration with the authorities of Employees resignation.

7.	As per the Termination Date the accrued and not taken holidays will be considered as taken.

8.	Employer shall fulfil its pension obligations pursuant to the Dutch Pension Act

9.	Each party shall refrain from making disparaging comments about the other to third parties that may reasonably harm such other party’s legitimate interests.

10.	Ultimately at the Termination Date, Employee shall return to Employer all documents and company property made available to him within the framework of this position in good order.

11.	Employer will provide Employee with positive references if so requested.

12.	All post-contractual secrecy obligations as agreed upon in the Employment Contract remain into force after the Termination Date, including but not limited to Non Compete and Confidentiality Agreements.

13.	If the Employee is successful in finding consecutive employment elsewhere before the Termination Date, the Employment Contract will be terminated by mutual consent as per that earlier date, indicated by the Employee. In that case that earlier date will qualify as the Termination Date. The salary, AIP bonus FY 2012(pro rated) and pension contribution due by Employer to Employee from the earlier Termination Date until 30 June 2012 will be added as lump sum to the Severance.

14.	The parties shall observe absolute confidentiality towards third parties with regard to the content of this Agreement unless parties are required to disclose information on the grounds of a statutory rule. In that case, parties shall consult each other about this in advance.

15.	Employee covenants that he has obtained legal advice about the termination of the Employment Contract and the contents of this Settlement Agreement. Employer will reimburse legal advisory cost up to EUR 5.000 excl 6% cost and VAT, by invoice directed to the Employer.

16.	Parties waive their right to annul, dissolve or otherwise challenge the validity and/or enforceability of this Agreement, regardless of the legal ground thereto.

17.	After the aforementioned obligations have been fulfilled, Employee will have no further obligations towards Employer and its affiliates, while Employer and its affiliates will have no further obligations towards Employee, either on basis of the Employment Contract, the termination thereof, or any other basis (including Employee’s managing directorships), and parties (including Employer’s affiliates) shall grant each other full and final discharge.

18.	This Agreement constitutes a settlement agreement in accordance with article 7:900 of the Dutch Civil Code.

IN WITNESS WHEREOF, this Agreement has been signed in duplicate on 30 August 2011

/s/ Jan Bennink	/s/ Frank van Oers

Sara Lee International B.V.

Sara Lee Corporation

date: 30 August 2011	date: August 30, 2011

Addendum to the Separation Agreement

This Addendum is entered into as of 30 August 2011 between Sara Lee Corporation (“Sara Lee”) and Mr. Frank van Oers (“Executive”) and is an addendum to the Separation Agreement dated 26 August 2011, signed by Sara Lee and Executive.

By this Addendum, Sara Lee acknowledges and confirms that Executive’s employment with Sara Lee was terminated as a result of Sara Lee’s proposed spin-off of its businesses, also known as Project Kramer (the “Spin-Off”). Accordingly, Sara Lee agrees that if the Spin-Off is completed, all unvested restricted stock units, performance stock units and/or stock options held by Executive as of Executive’s termination date will receive accelerated vesting on the date the Spin-Off is completed. A list of unvested equity held by Executive as of the date Executive’s employment was terminated is attached as Exhibit A.

Executive will have six (6) months after the date the Spin-Off is completed to exercise any stock options that vest in accordance with this Addendum. Any stock options that are vested as of the Executive’s termination date will be exercisable by Executive only in accordance with the terms of the applicable award and plan.

If the Spin-Off is not completed, the provisions of this Addendum shall be null and void.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first written in the Agreement to which this Addendum is attached.

EXECUTIVE	SARA LEE CORPORATION

Mr. Frank van Oers	Name: Jan Bennink

Frank van Oers

Separation Summary

as of August 2011

Equity Value:

	RSUs	PSUs	Stock Options
Aug 2009 grant	66,395	33,198	179,444
Aug 2010 grant	18,785	37,569	86,884